Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 10, 2011, by and among (i) A&A Auto Parts Stores, Inc.; American Specialty Equipment Corp.; Arrow Speed Acquisition, LLC; DriverFx.com, Inc.; KAO Management Services, LLC; KeyComp, Inc.; Keystone Automotive Distributors Company, LLC; Keystone Automotive Holdings, Inc.; Keystone Automotive Operations, Inc.; Keystone Automotive Operations of Canada, Inc.; and Keystone Automotive Operations Midwest, Inc. (collectively, the “Company” or the “Debtors”) and (ii) Sphere Capital, LLC – Series A and Cetus Capital, LLC (each, a “Consenting Holder”) (each of the foregoing, a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Keystone Automotive Operations, Inc. (“Keystone”), Bank of America, N.A., as administrative agent, collateral agent, issuing bank and swingline lender, Banc of America Securities LLC, as lead arranger and book arranger, and certain lenders are party to that certain $125 million Revolving Credit Agreement, dated as of January 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time) (the “ABL Credit Facility”);

WHEREAS, Keystone, Bank of America, N.A., as administrative agent, syndication agent and documentation agent, Banc of America Securities LLC, as lead arranger and book arranger, and certain lenders are party to that certain $187.3 million Term Credit Agreement, dated as of January 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time) (the “Term Credit Facility”);

WHEREAS, pursuant to that certain indenture dated as of October 30, 2003, among Keystone, as issuer, each of the Debtors as guarantors, and the Bank of New York, as trustee (as amended, restated, supplemented or otherwise modified from time to time) (the “Indenture”), Keystone issued 9.75% senior subordinated notes due on November 1, 2013, in an initial aggregate principal amount of $175 million (the “Senior Subordinated Notes”);

WHEREAS, pursuant to certain promissory notes dated as of December 23, 2005, Keystone Automotive Holdings, Inc. issued 8.0% junior subordinated notes due on November 1, 2011, in the aggregate principal amount of $12.6 million (and accreted to $18.6 million as of the date hereof) (as amended, restated, supplemented or otherwise modified from time to time) (the “Reliable Notes”);

WHEREAS, each Consenting Holder is the holder of a Claim (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)) arising out of, or related to the Term Credit Facility and/or the Indenture, the amount of such Claims as reflected in each Consenting Holder’s signature block to this Agreement;

WHEREAS, the Parties desire to implement a financial restructuring of the Company, in accordance with the terms set forth in the term sheet annexed hereto as Exhibit A (the “Term Sheet” and such restructuring, the “Restructuring”);1

WHEREAS, in the event that less than (x) 98% of the Senior Subordinated Notes are tendered in the Company’s offer to acquire any and all of its outstanding Senior Subordinated Notes on the terms set forth in the Term Sheet and (y) 100% of the Reliable Notes are tendered on the terms set forth in the Term Sheet (the foregoing percentages being subject to amendment by mutual agreement of the Parties) (the “Exchange Offer”), the Company will seek to implement the Restructuring through a prearranged or prepackaged chapter 11 plan of reorganization (the “Plan”) that contains all of the terms and conditions set forth in the Term Sheet (the “Reorganization Terms”) by commencing cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and in connection therewith, the Company will distribute to, among others, holders of the Senior Subordinated Notes, certain solicitation materials (the “Solicitation Materials”) and will seek the affirmative vote of the holders of the Senior Subordinated Notes on the Plan before commencing the Chapter 11 Cases; and

WHEREAS, should the Company implement the Restructuring through the Plan, Keystone Automotive Operations of Canada, Inc. (the “CCAA Applicant”) intends to commence a recognition proceeding (the “CCAA Proceeding”) under the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice (the “Canadian Court”) in Toronto, Ontario, Canada to effect the Restructuring.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Agreement Effective Date. This Agreement shall become effective and binding upon each of the Parties at the time at which (i) the Company shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Consenting Holders; and (ii) the Consenting Holders shall have executed and delivered to the Company counterpart signature pages of this Agreement (the “Agreement Effective Date”).

Section 2. Term Sheet. The Term Sheet is expressly incorporated herein and is made part of this Agreement. The Term Sheet is supplemented by the terms and conditions of this Agreement. In the event of any inconsistency between the Term Sheet and this Agreement, this Agreement shall control.

Section 3. Commitments Regarding the Restructuring.

3.01 Agreement to Support and Tender. Each of the Parties to this Agreement agrees to support the Restructuring (and, if necessary, the Plan) and to act in good faith and take all reasonable actions necessary to consummate the Restructuring and the Plan, as applicable, in a timely manner.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Sheet.

(a) Subject to the terms and conditions hereof, each Consenting Holder irrevocably agrees to promptly tender in the Exchange Offer, and not withdraw its tender or support from the Exchange Offer, all Senior Subordinated Notes held by the Consenting Holder and its affiliates (other than any portfolio company, as such term is commonly defined in the private equity industry) or beneficially owned by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote or dispose thereof, unless the Exchange Offer shall have been terminated in accordance with its terms; provided, however, that such Consenting Holder may withdraw such Notes from the Exchange Offer (a) in order to effect a Transfer (as defined below) of such Senior Subordinated Notes in compliance with Section 3.05 of this Agreement so long as any transferee of such Senior Subordinated Notes shall promptly thereafter tender such Senior Subordinated Notes in the Exchange Offer and (b) at any time after the Restructuring End Date.

(b) Subject to the terms and conditions hereof, each Consenting Holder irrevocably agrees to tender all Claims arising under the Term Credit Facility in accordance with the terms set forth in the Term Sheet.

3.02 Agreement to Vote.

(a) Subject to the terms and conditions hereof, each of the Parties hereby irrevocably agrees to timely (as set forth in the Solicitation Materials) vote, and not change or revoke such vote, all Claims, including Claims arising under the Term Credit Facility, Indenture or any other Claims held by it, or with respect to which it serves as manager or investment advisor having the unrestricted power to vote, to accept the Plan; provided however, notwithstanding all other remedies available under law, in equity or pursuant to this Agreement, such vote may, upon written notice to the Company, be revoked by any Party at any time after the Restructuring End Date.

(b) For the avoidance of doubt, unless this Agreement is terminated in accordance with the terms hereof, each Consenting Holder also agrees that it will not (i) directly or indirectly, consent to, support, assist or encourage any restructuring or reorganization of, or sale, merger, consolidation or business combination involving, the Company (or any proposal in respect thereof) other than the Restructuring or (ii) exercise any right or remedy for the enforcement, collection or recovery of any of the Back Stop Party Prepetition Term Loan Claims or Senior Subordinated Notes Claims against the Company or any direct or indirect subsidiaries of Keystone that are not Debtors.

3.03 Backstop Agreement. Concurrently with the execution of this Agreement, the Consenting Holders and the Debtors shall execute the backstop stock purchase agreement attached hereto as Exhibit B (the “Backstop Agreement”). In the event of any inconsistency between the terms or conditions set forth in this Agreement and those set forth in the Backstop Agreement, the terms and conditions set forth in the Backstop Agreement shall be deemed to control.

3.04 Commitments of the Debtors.

(a) The Debtors shall: (i) do all things necessary and appropriate in furtherance of the Restructuring, including, without limitation, (A) using commercially reasonable efforts to effect the Restructuring through the Exchange Offer, (B) if necessary, commencing the Chapter 11 Cases and the CCAA Proceeding on or before March 15, 2011 (the “Outside Petition Date,” and the actual commencement date, the “Petition Date”) and complete and file, within the timeframes contemplated herein, the Plan and a corresponding disclosure statement (the “Disclosure Statement”), which documents shall contain terms and conditions consistent in all material respects with the Term Sheet and shall otherwise be acceptable to the Consenting Holders, and distribute such documents to the Consenting Holders and afford reasonable opportunity to comment and review in advance of any filing thereof, and (C) taking all steps necessary and desirable to obtain orders of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan within the timeframes contemplated by this Agreement; (ii) obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Plan, if any; and (iii) not take any action that is inconsistent with, or is intended or is likely to interfere with, consummation of the Restructuring. Furthermore, the Company shall promptly pay in cash in full, upon demand, fees and expenses of the advisors to the Back Stop Parties pursuant to the terms of the Backstop Agreement.

(b) Subject in all respects to the termination provisions included in Section 6 hereof, the Debtors shall not, unless (i) otherwise expressly permitted or required by this Agreement or the Term Sheet, or (ii) otherwise consented to in writing by the Consenting Holders: (A) directly or indirectly, consent to, support, assist or encourage any restructuring or reorganization of, or sale, merger, consolidation or business combination involving, the Company, or any proposal in respect thereof (including, without limitation, a reorganization, sale, merger, consolidation or business combination with or involving any creditor of the Company), other than the Restructuring; (B) modify the Plan, in whole or in part, in a manner that is not consistent in any material respect with this Agreement or the Term Sheet; (C) withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan without the consent of the Consenting Holders; (D) file any motion or pleading with the Bankruptcy Court (including any modifications or amendments thereof) that is not consistent in any material respect with this Agreement and the Term Sheet; or (E) take any action that is inconsistent with, or is intended or is likely to interfere with, consummation of the Restructuring or the Plan.

3.05 Transfer of Interests and Securities. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Holder to sell, use, assign, transfer or otherwise dispose of (“Transfer”) any of the Back Stop Party Prepetition Term Loan Claims or the Senior Subordinated Notes Claims; provided, however, that during the period commencing as of the Agreement Effective Date until termination of this Agreement pursuant to the terms hereof (such period, the “Restricted Period”), no Consenting Holder shall Transfer any Back Stop Party Prepetition Term Loan Claims or Senior Subordinated Notes Claim, and any purported Transfer of such Claims shall be void and without effect, unless (a) the transferee is a Consenting Holder or (b) if the transferee is not a Consenting Holder, prior to the Transfer, such transferee delivers to the Company, at or before the time of the proposed Transfer, an executed copy of Exhibit C attached hereto (a “Joinder Agreement”). This Agreement shall in no way be construed to preclude the Consenting Holders from acquiring additional Back Stop

Party Prepetition Term Loan Claims, Non-Back Stop Party Prepetition Term Loan Claims or additional Senior Subordinated Notes Claims; provided, however, that such additional Claims shall automatically and immediately upon acquisition by a Consenting Holder be deemed subject to all of the terms of this Agreement whether or not notice of such acquisition is given to the Company; provided, further, however, and except as expressly set forth in Section 3.06 hereof, nothing herein is intended to modify the terms of existing confidentiality agreements between the Company and each of the Consenting Holders. This Section 3.05 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Holder to Transfer any Back Stop Party Prepetition Term Loan Claims or Senior Subordinated Notes Claims.

3.06 Confidentiality Agreement Extension. Each of the Consenting Holders hereby agrees to extend the date in paragraph 9 of their respective confidentiality agreements, as such agreements have been amended, with the Company to the earlier of (a) the date of the filing of the Disclosure Statement with the Bankruptcy Court and (b) March 15, 2011.

3.07 Representation of Consenting Holders. Each of the Consenting Holders, severally and not jointly, represents and warrants that, as of the Agreement Effective Date:

(a) it is the beneficial owner of the face amount of the Back Stop Party Prepetition Term Loan Claims, as reflected in such Consenting Holder’s signature block to this Agreement, which amount the Company and each Consenting Holder understands and acknowledges is proprietary and confidential to such Consenting Holder;

(b) it is the beneficial owner of the face amount of the Senior Subordinated Notes Claims, as reflected in such Consenting Holder’s signature block to this Agreement, which amount the Company and each Consenting Holder understands and acknowledges is proprietary and confidential to such Consenting Holder;

(c) other than pursuant to this Agreement, such Back Stop Party Prepetition Term Loan Claims and Senior Subordinated Notes Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would materially adversely affect in any way such Consenting Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(d) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933 (the “Securities Act”) or (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, and (ii) any securities acquired by the Consenting Holder in connection with the Restructuring described herein will not have been acquired with a view towards distribution; and

(e) it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

Section 4. Mutual Representations and Warranties. Each of the Parties represents and warrants to each other Party (which, in the case of the Consenting Holders, shall be a several and not joint representation and warranty), as of the Agreement Effective Date, as follows:

4.01 Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

4.02 No Consent or Approval. Except as expressly provided in this Agreement, the Backstop Agreement, the Bankruptcy Code, the CCAA or the Ontario Business Corporations Act, as applicable, no consent or approval is required by any other person or entity in order for such Party to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

4.03 Power and Authority. Except as expressly provided in this Agreement, the Bankruptcy Code or the CCAA, as applicable, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement.

4.04 Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

4.05 Governmental Consents. The execution, delivery and performance by it of this Agreement does not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

4.06 No Conflicts. The execution, delivery and performance of this Agreement does not: (i) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries; (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

4.07 Indenture.

(a) Pursuant to Section 9.02(a) of the Indenture, the Consenting Holders hereby waive, and agree to instruct the Trustee to waive, compliance by the Company with Section 4.19 of the Indenture, and any other provision of the Indenture that would otherwise require the Company to file with the Securities and Exchange Commission quarterly or annual financial information on Form 10-Q or 10-K, respectively, or any Periodic Report on Form 8-K, or to deliver such information to the holders of the Senior Subordinated Notes; provided, however, notwithstanding the foregoing, the Company shall deliver to the Consenting Holders quarterly and annual financial information that would be required to be contained in a filing on Forms 10-Q and 10-K if the Company were required to file such Forms. The waiver provided in the preceding sentence shall automatically expire and be of no force or effect upon the termination of this Agreement.

(b) In respect of the waiver set forth in Section 4.07(a) of this Agreement, the Consenting Holders hereby waive the requirement set forth in Section 9.02(d) of the Indenture that the Company mail notice after effectiveness of a waiver under the Indenture to the Holders of Senior Subordinated Notes affected thereby describing such waiver.

Section 5. Restructuring Milestones. The Parties agree to use commercially reasonable efforts to implement the Restructuring pursuant to the following milestones (collectively, the “Milestones”).

5.01 The Milestones.

(a) execute loan documents and any related agreements (other than those agreements that are required to be delivered upon consummation of the loan) with respect to the New ABL and the New Term Loan on or before January 31, 2011;

(b) the Company shall commence the Exchange Offer on or before February 15, 2011;

(c) complete and agree upon the Plan, Disclosure Statement and Solicitation Materials on or before February 15, 2011;

(d) if necessary, the Company shall commence the Chapter 11 Cases and the CCAA Proceeding and file the Plan and Solicitation Materials with the Bankruptcy Court, in each case, on or before the Outside Petition Date; provided, however, with the consent of the Consenting Holders, the commencement of the CCAA Proceeding may occur at a reasonable time following the Outside Petition Date;

(e) the Bankruptcy Court’s orders approving the Solicitation Materials and setting a hearing to confirm the Plan shall have been entered by the Bankruptcy Court within 40 days after the Outside Petition Date, or as soon thereafter as the Bankruptcy Court’s schedule permits;

(f) the hearing to consider confirmation of the Plan shall have commenced by the Bankruptcy Court within 40 days after the date the Solicitation Materials are approved by the Bankruptcy Court;

(g) the Bankruptcy Court’s order confirming the Plan (the “Confirmation Order”) shall have been entered by the Bankruptcy Court within 30 days after the date that the hearing to consider confirmation of the Plan shall have commenced, or as soon thereafter as the Bankruptcy Court’s schedule permits, but in any event not later than 35 days after the date that the hearing to consider confirmation of the Plan shall have commenced; and

(h) the effective date of the Plan shall occur within 20 days after the date that the Plan is confirmed.

Section 6. Termination.

6.01 Termination By Mutual Consent. This Agreement may be terminated by mutual written agreement between the Company and the Consenting Holders.

6.02 Termination upon Consummation of the Restructuring. This Agreement will terminate automatically upon the consummation of the Restructuring contemplated by this Agreement, including the effective date of the Plan.

6.03 Termination by either Company or the Consenting Holders. Either the Company or the Consenting Holders may terminate this Agreement, by delivery of notice to each Party upon the occurrence of the following:

(a) any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring, the Plan or this Agreement;

(b) the failure to consummate the Restructuring contemplated by this Agreement, either in-court or out-of-court, by June 15, 2011 (the “Restructuring End Date”); or

(c) the termination of the Backstop Agreement.

6.04 Termination by the Consenting Holders. This Agreement may be terminated by the Consenting Holders by delivery of notice to the Company upon the occurrence of the following:

(a) the failure to achieve any of the Milestones set forth herein; provided that the Consenting Holders are not then in material breach of any of their undertakings, representations, warranties or covenants set forth in this Agreement; or

(b) the occurrence of any material breach by the Debtors of any of their undertakings, representations, warranties or covenants set forth in this Agreement (to the extent not otherwise timely cured by the Debtors after five (5) Business Days notice or waived by the Consenting Holders in accordance with the terms hereof).

6.05 Termination by the Company. This Agreement may be terminated by the Company by delivery of notice to the Consenting Holders upon the occurrence of the following:

(a) The board of directors of the Company (the “Board”) reasonably determines that proceeding with the Restructuring would be a breach of its fiduciary duties or applicable law; or

(b) the failure to achieve any of the Milestones set forth herein other than those Milestones set forth in Section 5.01(b), 5.01(c) and 5.01(d); provided that the Debtors are not then in material breach of any of its undertakings, representations, warranties or covenants set forth in this Agreement; or

(c) the occurrence of any material breach by the Consenting Holders of any of their undertakings, representations, warranties or covenants set forth in this Agreement (to the extent not otherwise timely cured by the Consenting Holders after five (5) Business Days notice or waived by the Company in accordance with the terms hereof).

6.06 Effect of Termination.

Upon the occurrence of any termination event, this Agreement (including, without limitation, any Joinder Agreement executed prior to such termination) shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement (including, without limitation, any Joinder Agreement executed prior to such termination) and shall have the rights and remedies that it would have had had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Any notice of termination pursuant to this Section 6 shall set forth the provision hereof pursuant to which the termination is made. Upon the occurrence of any such termination of this Agreement, any and all waivers tendered by the Consenting Holders before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise. Notwithstanding the foregoing, in the event of any termination of this Agreement pursuant to this Section 6, (i) the last sentence of Section 3.04(a), (ii) this Section 6.06 and (iii) Section 8 shall survive such termination and remain in full force and effect.

Section 7. Effectiveness; Amendments. This Agreement may not be modified, amended or supplemented (except as expressly provided herein or therein) except in writing signed by the Company and each of the Consenting Holders.

Section 8. Miscellaneous.

8.01 Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such other acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary from time to time, to effectuate the Restructuring, as applicable.

8.02 Complete Agreement. This Agreement, the Term Sheet, the Backstop Agreement and any confidentiality agreement among the Parties represent the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

8.03 Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.05 hereof.

8.04 Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

8.05 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT IS TO BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, that when the Company commences the Chapter 11 Cases, then the Bankruptcy Court shall be the sole Chosen Court. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Restructuring contemplated hereby.

8.06 Execution of Agreement. This Agreement may be executed and delivered (by facsimile, electronic mail or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

8.07 Interpretation. This Agreement is the product of negotiations between the Company and the Consenting Holders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

8.08 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case.

8.09 Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by telecopy, electronic mail, courier or registered or certified mail (return receipt requested) to the following addresses and telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

(a) if to the Company, to:

Keystone Automotive Operations, Inc.

44 Tunkahannock Avenue

Exeter, Pennsylvania 18643

Facsimile: (570) 655-8203

Attention: Edward Orzetti, Chief Executive Officer

E-mail address: eorzetti@key-stone.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Jonathan Henes, Esq. and Joshua Sussberg, Esq.

E-mail addresses: jonathan.henes@kirkland.com and joshua.sussberg@kirkland.com

(b) if to the Consenting Holders, to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile: (212) 728-8111

Attention: Matthew Feldman, Esq. and Cristopher Greer, Esq.

E-mail addresses: mfeldman@willkie.com and cgreer@willkie.com

(c) if to a Consenting Holder or a transferee thereof, to the addresses or telecopier numbers set forth below following the Consenting Holder’s signature (or as directed by any transferee thereof), as the case may be.

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by telecopier shall be effective upon oral or machine confirmation of transmission.

8.10 Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, or shall be deemed in any manner to waive, limit, impair or restrict any right or the ability of any Consenting Holder to protect and preserve its rights, remedies and interests, including, without limitation, its claims against the Company. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their rights and remedies.

8.11 Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

8.12 Several, Not Joint, Obligations. The agreements, representations and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.

8.13 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

8.14 No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

Section 9. Disclosure. The Company shall publicly disclose (a) the existence of this Agreement in a filing with the Bankruptcy Court on the Petition Date and the Canadian Court upon the commencement of the CCAA Proceeding (or, in the case of an out-of-court Restructuring, in the offering memorandum) and (b) any material amendment to this Agreement in a filing with the Bankruptcy Court and, to the extent necessary, the Canadian Court following the effective date of such amendment (or, in the case of an out-of-court Restructuring, in the offering memorandum). To the extent reasonably practicable, the Company will submit to counsel for the Consenting Holders all press releases and public filings relating to this Agreement, the Plan or the Restructuring contemplated hereby and thereby and any amendments thereof. The Company shall not use the name of any Consenting Holder in any press release without such Consenting Holder’s prior written consent. The Company may publish or disclose the aggregate amount of all the Consenting Holder’s Senior Subordinated Notes without reference to any individual Consenting Holder’s Senior Subordinated Notes and the nature of the Consenting Holder’s obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[signature pages follow]

Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Richard Paradise
Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer

KEYSTONE AUTOMOTIVE OPERATIONS, INC.		KAO MANAGEMENT SERVICES, LLC

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

A&A AUTO PARTS STORES, INC.		KEYCOMP, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

AMERICAN SPECIALTY EQUIPMENT CORP.		KEYSTONE AUTOMOTIVE DISTRIBUTORS COMPANY, LLC

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

ARROW SPEED ACQUISITION LLC		KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

DRIVERFX.COM, INC.		KEYSTONE AUTOMOTIVE OPERATIONS MIDWEST, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Restructuring Support Agreement]

SPHERE CAPITAL, LLC – SERIES A

By:	/s/ Jacob Kotzubei
Name:	Jacob Kotzubei
Title:	Partner
Back Stop Party Prepetition Term Loan Claims Amount:
Senior Subordinated Notes Claims Amount:

[Signature Page to Restructuring Support Agreement]

CETUS CAPITAL, LLC

By:	/s/ Robert E. Davis
Name: Robert E. Davis
Title: Managing Director
Back Stop Party Prepetition Term Loan Claims Amount:
Senior Subordinated Notes Claims Amount:

[Signature Page to Restructuring Support Agreement]